ARTICLES OF INCORPORATION OF

SACK LUNCH PRODUCTIONS, INC.

FIRST. The name of the Corporation shall be SACK LUNCH PRODUCTIONS, INC.

SECOND. The registered agent in the State of Utah is:

Michael Golightly

59 West 100 South, Second Floor

Salt Lake City, Utah 84101

THIRD. The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Utah.

FOURTH. The stock of the corporation is divided into two classes: (1) common stock in the amount of Nine Hundred Ninety million (990,000,000) shares having par value of $0.0001 each, and (2) preferred stock in the amount of Fifty million (50,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Utah or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance, thereof. There shall be no cumulative voting by shareholders.

FIFTH. The Board of Directors shall have the authority, by resolution or resolutions at any time or from time to time after the Issuance Date to fix a record date for the effectuation of a forward or reverse split of the issued and outstanding shares of Common Stock.

SIXTH. The Corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Utah Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the directors shall from time to time determine.

SEVENTH. No holder of shares of the Corporation of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Corporation, of any class, whether now or hereafter authorized.

EIGHTH. The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors will consist of:

Richard Surber

59 West 100 South, Second Floor

Salt Lake City, UT 84101

The incorporator is:

Richard Surber

59 West 100 South, Second Floor

Salt Lake City, UT 84101

NINTH. No officer or director shall be personally liable to the corporation or its shareholders for money damages.

TENTH. The corporation shall not issue any non-voting equity securities.

IN WITNESS WHEREOF, these Articles of Incorporation are hereby made effective February 11, 2009

/s/ Richard Surber
Richard Surber
Director and President